Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended September 30, 2014

Reports Adjusted Net Investment Income of $0.35 per Weighted Average Share and Net Asset Value of $14.33 per Share

Declares Fourth Quarter 2014 Dividend of $0.34 per Share

Defensive Investment Strategy Underscored by Continued Strong Credit Performance

Originated $199 Million of Investments in the Quarter

Remain fully invested; pro forma debt/equity ratio of 0.70x

NEW YORK--(BUSINESS WIRE)--November 5, 2014--New Mountain Finance Corporation (NYSE:NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended September 30, 2014 and reported third quarter Adjusted Net Investment Income of the Company of $0.35 per weighted average share. At September 30, 2014, net asset value (“NAV”) per share was $14.33, a decrease of $0.32 from June 30, 2014, or a decrease of $0.20 from June 30, 2014 adjusting for the special dividend of $0.12 per share paid during the third quarter. The Company also announced that its board of directors declared a fourth quarter 2014 dividend of $0.34 per share, which will be payable on December 30, 2014 to holders of record as of December 16, 2014.

Except where noted otherwise, all financial information shown is that of the Company.

Selected Financial Highlights
(in thousands, except per share data)

	September 30, 2014
Investment Portfolio	$1,353,669
Total Assets	$1,398,141
Total Debt	$600,829
NAV	$747,457

NAV per Share	$14.33
Debt/Equity	0.80x
Pro forma Debt/Equity (1)	0.70x

Investment Portfolio Composition	September 30, 2014	Percent of Total
First Lien	$641,115	47.4%
Second Lien	598,937	44.2%
Subordinated	45,963	3.4%
Preferred Equity	44,618	3.3%
Investment in Fund	15,157	1.1%
Common Equity and Other	7,879	0.6%
Total	$1,353,669	100.0%

	Three Months Ended September 30, 2014
(in millions, except per share data)	GAAP	Non-Cash Adjustments(2)	Adjusted(2)
Net investment income (“NII”)	$20.8	($2.7)	$18.1

Net investment income per weighted average share	$0.40		$0.35

______________________________
[1] Refer to “Recent Developments” section, estimated leverage ratio pro forma for unsettled trades as of September 30, 2014, the October 2014 equity offering proceeds and net originations for the first 34 days of the fourth quarter of 2014.
[2] Refer to “Reconciliation of Pro-Forma Adjusted Net Investment Income” noted below for additional details.

We believe that the strength of the Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C., a leading private equity firm – is underscored by continued strong credit performance. The Company has had only two portfolio companies, representing approximately $17.2 million of the cost of all investments made since inception in October 2008, or less than 0.6%, go on non-accrual.

Robert Hamwee, CEO, commented “The third quarter represented another strong quarter of performance for NMFC. We once again out earned our dividend, originated $199 million of investments and remain fully invested, all while maintaining a stable portfolio yield. We made significant progress ramping up investments in our senior loan fund, which is now fully invested, and continue to focus on credit quality.”

“As managers and as significant stockholders personally, we are pleased with the completion of another successful quarter,” added Steven B. Klinsky, NMFC Chairman. “We believe our strategy of focusing on acyclical “defensive growth” industries and on companies that we know well continues to prove a successful strategy and preserves stockholder value.”

Portfolio and Investment Activity

As of September 30, 2014, the Company’s net asset value was approximately $747.5 million and its portfolio had a fair value of approximately $1,353.7 million in 70 portfolio companies, with a weighted average Yield to Maturity at Cost1 of approximately 10.7%. For the three months ended September 30, 2014, the Company made approximately $199.2 million of originations and commitments2. The $199.2 million includes approximately $95.3 million of investments in seven new portfolio companies and approximately $103.9 million of investments in thirteen portfolio companies held as of June 30, 2014. For the three months ended September 30, 2014, the Company had approximately $8.9 million of sales in four portfolio companies and cash repayments2 of approximately $135.2 million.

NMFC Senior Loan Program I, LLC

On June 10, 2014, the Company formed NMFC Senior Loan Program I, LLC (“SLP I”). SLP I is a non-consolidated portfolio company of the Company that invests in senior secured loans issued by companies within the Company’s core industry verticals, many of which the Company is already investing in on the second lien side. SLP I has a five year fund life and a three-year re-investment period.

SLP I is capitalized with $93.0 million of capital commitments, $275.0 million of debt from a revolving credit facility and is managed by the Company. The Company’s capital commitment is $23.0 million, representing less than 25.0% ownership, with third party investors representing the remaining capital commitment. As of September 30, 2014, SLP I had total investments with an aggregate fair value of approximately $302.0 million, debt outstanding of $165.3 million and capital that had been called and funded of $61.5 million. The Company’s investment in SLP I is disclosed on the September 30, 2014 Consolidated Schedule of Investments in the Company’s Form 10-Q filed on November 5, 2014.

The Company, as an investment adviser registered under the Investment Advisers Act of 1940, as amended, acts as the collateral manager to SLP I and is entitled to receive a management fee for its investment management services. As a result, SLP I is classified as an affiliate of the Company. For the three months ended September 30, 2014, the Company earned approximately $0.2 million in management fees related to SLP I which are included in other income from non-controlled, affiliated investment on the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 5, 2014. Additionally, the Company earned approximately $0.3 million of dividend income from SLP I which is included in dividend income from non-controlled, affiliated investment in the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 5, 2014.

Consolidated Results of Operations

During the second quarter of 2014, the Company completed a restructuring; refer to the disclosure in the Company’s Form 10-Q filed on November 5, 2014 for more information. The discussion of the results of operations below compares the Company’s three months ended September 30, 2014 results to New Mountain Finance Holdings, L.L.C.’s (the “Predecessor Operating Company” or “NMF Holdings”) results for the three months ended September 30, 2013.

The Company’s total adjusted investment income and the Predecessor Operating Company’s pro-forma adjusted investment income3 for the three months ended September 30, 2014 and 2013 were approximately $34.7 million and $27.5 million, respectively. For the three months ended September 30, 2014 and 2013, the Company’s total adjusted investment income and the Predecessor Operating Company’s pro-forma adjusted investment income consisted of approximately $29.1 million and $24.4 million in cash interest income from investments, respectively, prepayment penalties of approximately $1.0 million and $1.2 million, respectively, approximately $1.6 million and $0.8 million in payment-in-kind (“PIK”) interest income from investments, respectively, net amortization of purchase premiums/discounts and origination fees of approximately $0.6 million and $0.7 million, respectively, dividend income of approximately $0.5 million and $0.2 million, respectively, and approximately $1.9 million and $0.2 million in other income, respectively.

The Company’s total net expenses and the Predecessor Operating Company’s pro-forma net expenses3 for the three months ended September 30, 2014 and 2013 were approximately $16.6 million and $11.9 million, respectively, excluding the reduction to accrued hypothetical capital gains incentive of ($2.7) million and $1.2 of accrued hypothetical capital gains incentive fee, respectively. The hypothetical capital gains incentive fee is based upon the cumulative net Adjusted Realized Capital Gains (Losses)4 and the cumulative net Adjusted Unrealized Capital Appreciation (Depreciation)4 from inception through the end of the current period. Actual amounts paid to New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) are consistent with the investment advisory and management agreement between the Company and the Investment Adviser (the “Investment Management Agreement”), and are based only on actual Adjusted Realized Capital Gains computed net of all Adjusted Realized Capital Losses and Adjusted Unrealized Capital Depreciation on a cumulative basis from inception through the end of each calendar year as if the entire portfolio was sold at fair value.

Total net expenses and pro-forma net expenses for the three months ended September 30, 2014 and 2013 consisted of approximately $5.2 million and $3.2 million, respectively, of costs associated with the Company’s borrowings and approximately $9.5 million and $7.7 million, respectively, in management and incentive fees, excluding the reduction to accrued hypothetical capital gains incentive of ($2.7) million and $1.2 of accrued hypothetical capital gains incentive fee, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended September 30, 2014 were approximately $1.9 million. The Predecessor Operating Company had capped its direct and indirect expenses at $4.25 million annually, resulting in professional, administrative and other general and administrative expenses of approximately $1.0 million for the three months ended September 30, 2013.

For the three months ended September 30, 2014, the Company recorded approximately $0.6 million and ($14.0) million of adjusted net realized gains and adjusted net changes in unrealized depreciation of investments, respectively. For the three months ended September 30, 2014, benefit for taxes was approximately $0.1 million, related to differences between the computation of income for federal income tax purposes as compared to accounting principles generally accepted in the United States (“GAAP”). For the three months ended September 30, 2013, the Predecessor Operating Company recorded approximately $3.7 million and $2.4 million in pro-forma adjusted net realized gains and pro-forma adjusted net changes in unrealized appreciation of investments, respectively.

Liquidity and Capital Resources

As of September 30, 2014, the Company had cash and cash equivalents of approximately $17.9 million (which excludes restricted cash of $1.8 million) and total debt outstanding of approximately $600.8 million (approximately $258.9 million of the $280.0 million of total availability on the NMF Holdings credit facility (the “Holdings Credit Facility”), $204.9 million of the $215.0 million of total availability on the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”), $22.0 million of the $50.0 million of total availability on the Company’s credit facility (“NMFC Credit Facility”) and $115.0 million of convertible notes outstanding).

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status, and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of September 30, 2014, the Company placed a portion of its first lien position in UniTek Global Services, Inc. (“UniTek”) on non-accrual status in anticipation of a voluntary petition for a “Pre-Packaged” Chapter 11 Bankruptcy in the U.S. Bankruptcy Court for the District of Delaware which was filed on November 3, 2014. As of September 30, 2014, the portion of the UniTek first lien position placed on non-accrual status represented an aggregate cost basis of $11.2 million and aggregate fair value of $8.2 million, and was assigned an investment rating of “4”. The remaining portion of the Company’s first lien and warrants position in UniTek representing an aggregate cost basis of $30.6 million and aggregate fair value of $21.9 million, was assigned an investment rating of “3”.

As of September 30, 2014, three portfolio companies (including UniTek referenced above) had an investment rating of “3”, with a total cost basis of approximately $42.0 million and a fair value of approximately $30.0 million.

As of September 30, 2014, two portfolio companies (including UniTek referenced above) were on non-accrual status and had an investment rating of “4”. As of September 30, 2014, the investments in these portfolio companies had an aggregate cost basis of approximately $12.9 million and an aggregate fair value of approximately $8.6 million.

Recent Developments

The Company had approximately $59.5 million of originations and commitments in the first 34 days of the fourth quarter of 2014. This was offset by approximately $3.8 million of repayments during the same period.

In October 2014, NMFC completed a public offering of 5,750,000 shares of its common stock (including the overallotment), which resulted in net proceeds (excluding offering expenses) of $82.5 million, or $14.35 per share. Our leverage ratio pro forma for unsettled trades as of September 30, 2014, the equity offering proceeds and net originations for the first 34 days of the fourth quarter of 2014 is estimated to be approximately 0.70 to 1.

On November 4, 2014, the Company’s board of directors declared a fourth quarter 2014 distribution of $0.34 per share payable on December 30, 2014 to holders of record as of December 16, 2014.

The Company is currently documenting extensions to the Holdings and SLF Credit Facilities with Wells Fargo Bank, National Association. Our entry into a definitive agreement for these credit facilities is subject to certain conditions and no assurances can be provided that we will successfully enter into the amended credit facilities.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, November 6, 2014, to discuss its third quarter 2014 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

[1] References to “Yield to Maturity at Cost” assume the accruing investments in our portfolio as of a certain date, the ‘‘Portfolio Date’’, are purchased at adjusted cost (estimated) on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. Yield to Maturity at Cost uses the London Interbank Offered Rate (“LIBOR”) curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[2] Excludes revolving credit facilities, payment-in-kind (“PIK”) interest, bridge loans and return of capital.

[3] Pro-forma adjusted net investment income of the Predecessor Operating Company for the three months ended September 30, 2013 reflects change in tax estimate related to a non-recurring YP, LLC distribution. The NII impact (net of the incentive fee) was approximately $1.4 million

[4] Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s initial public offering (“IPO”) did not step-up the cost basis of the Predecessor Operating Company’s existing investments to fair market value at the IPO date. Since the total value of the Predecessor Operating Company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or original issue discount, as well as different amounts in realized gain and unrealized appreciation, may be recognized under GAAP in each period than if the step-up had occurred. This will remain until such predecessor investments are sold or mature in the future. The Company tracks the transferred (or fair market) value of each of its investments as of the time of the IPO and, for purposes of the incentive fee calculation, adjusts Pre-Incentive Fee Net Investment Income to reflect the amortization of purchase or original issue discount on the Company’s investments as if each investment was purchased at the date of the IPO, or stepped up to fair market value. This is defined as “Pre-Incentive Fee Adjusted Net Investment Income”. The Company also uses the transferred (or fair market) value of each of its investments as of the time of the IPO to adjust capital gains and losses (“Adjusted Realized Capital Gains (Losses)”) and unrealized capital appreciation and depreciation (“Adjusted Unrealized Capital Appreciation (Depreciation)”).

Financial Statements and Tables of the Company

New Mountain Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share data)
(unaudited)
	September 30, 2014	December 31, 2013
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $1.324,380 and $0, respectively)	$1,338,512	$––
Non-controlled/affiliated investments (cost of $15,210 and $0, respectively)	15,157	––
Investment in New Mountain Finance Holdings, L.L.C. (cost of $0 and $633,835,
respectively)	-	650,107
Total investments at fair value (cost of $1,339,590 and $633,835, respectively)	1,353,669	––
Cash and cash equivalents	17,857	––
Restricted cash and cash equivalents	1,784	––
Interest and dividend receivable	13,471	––
Deferred financing costs (net of accumulated amortization of $5,183 and $0, respectively)	8,858	––
Receivable from affiliates	183	––
Other assets	2,319	––
Total assets	$1,398,141	$650,107

Liabilities
Holdings Credit Facility	$258,962	$––
SLF Credit Facility	204,867	––
Convertible Notes	115,000	––
Payable for unsettled securities purchased	25,222	––
NMFC Credit Facility	22,000	––
Capital gains incentive fee payable	6,669	––
Incentive fee payable	4,520	––
Management fee payable	5,021	––
Interest payable	2,783	––
Deferred tax liability	271
Payable to affiliates	254	––
Other liabilities	5,115	––
Total liabilities	$650,684	$––
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	––	––
Common stock, par value $0.01 per share 100,000,000 shares authorized, and
52,168,320 and 45,224,755 shares issued and outstanding, respectively	522	452
Paid in capital in excess of par	734,062	633,383
Accumulated undistributed net investment income	2,474	––
Accumulated undistributed net realized gains on investments	7,078	5,056
Net unrealized appreciation of investments (net of provision for taxes of $271 and $0,
respectively)	3,321	11,216
Total net assets	$747,457	$650,107
Total liabilities and net assets	$1,398,141	$650,107

Number of shares outstanding	52,168,320	45,224,755
Net asset value per share	$14.33	$14.38

New Mountain Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Investment income (1)
From non-controlled/non-affiliated investments:
Interest income	$32,353	$––	$51,141	$––
Dividend income	214	––	1,186	––
Other income	1,667	––	2,372	––
From non-controlled/affiliated investments:
Dividend income	297	––	297
Other income	175	––	179	––
Investment income allocated from New Mountain Finance
Holdings, L.L.C. (2)
Interest income	––	23,190	40,515	59,220
Dividend income	––	(1,391)	2,368	3,334
Other income	––	213	795	1,539
Total investment income	34,706	22,012	98,853	64,093

Expenses
Incentive fee (1)	4,520	––	7,267	––
Capital gains incentive fee (1)	(2,667)	––	(1,904)	––
Total incentive fees (1)	1,853	––	5,363	––
Management fee (1)	5,021	––	7,763	––
Interest and other financing expenses (1)	5,237	––	7,796	––
Professional fees (1)	890	––	1,530	––
Administrative expenses (1)	549	––	909	––
Other general and administrative expenses (1)	448	––	687	––
Income tax expense (1)	230	––	230
Net expenses allocated from New Mountain Finance
Holdings, L.L.C. (2)	––	11,209	20,808	28,398
Total expenses	14,228	11,209	40,086	28,398
Less: expenses waived and reimbursed (1)	(322)	––	(380)	––
Net expenses	13,906	11,209	44,706	28,398

Net investment income	20,800	10,803	54,147	35,695
Net realized gains (losses):
Non-controlled/non-affiliated investments(1)	768	––	(299)	––
Investments allocated from New Mountain Finance
Holdings, L.L.C. (2)	––	4,403	8,568	7,567
Net change in unrealized (depreciation) appreciation:
Non-controlled/non-affiliated investments(1)	(14,220)	––	(8,512)	––
Non-controlled/affiliated investments(1)	(52)	––	(52)	––
Investments allocated from New Mountain Finance
Holdings, L.L.C. (2)	––	2,269	940	753
Investment in New Mountain Finance Holdings, L.L.C.(2)	––	(8)	––	(40)
Benefit (provision) for taxes (1)	115	––	(271)	––
Net increase in net assets resulting from operations	$7,411	$17,467	$54,521	$43,975
Basic earnings per share	$0.14	$0.46	$1.09	$1.38
Weighted average shares of common stock outstanding-basic	52,071,071	38,159,320	50,262,656	31,952,623
Diluted earnings per share	$0.14	$0.46	$1.05	$1.40
Weighted average shares of common stock outstanding-diluted	59,290,154	44,731,258	53,594,541	42,847,638
Dividends declared and paid per share	$0.46	$0.46	$1.14	$1.14

(1) For the nine months ended September 30, 2014, the amounts reported relate to the period from May 8, 2014 to September 30, 2014.
(2) For the nine months ended September 30, 2014, the amounts reported relate to the period from January 1, 2014 to May 7, 2014.

New Mountain Finance Corporation Reconciliation of Pro-Forma Adjusted Net Investment Income
(in millions, except for per share data)
(unaudited)

	Three months ended September 30, 2014		Nine months ended September 30, 2014
	Amount	Per Weighted Average Share	Amount	Per Weighted Average Share
GAAP net investment income ("NII")	$20.8	$0.40	$54.1	$1.08
Non-cash capital gains incentive fee(1) (2)	(2.7)	(0.05)	(0.0)	(0.00)
Adjusted NII	$18.1	$0.35	$54.1	$1.08

Non-recurring net YP, LLC distribution(3)	––	––	(0.2)	($0.00)
Pro-forma adjusted NII	$18.1	$0.35	$53.9	$1.08

(1) Reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.
(2) Net of non-cash amortization adjustment of less than $0.1 million and $0.2 million for the three and nine months ended September 30, 2014, respectively.
(3) Adjustment related to the NII impact (net of incentive fee) from a non-recurring YP, LLC distribution. Nine months ended September 30, 2014 reflects change in tax estimate from the three months ended March 31, 2014.

New Mountain Finance Corporation Adjusted Net Investment Income(1)
(in millions, except per share data)
(unaudited, numbers may not add due to rounding)

	Three months ended September 30, 2014	Nine months ended September 30, 2014
Investment income
Interest income	$32.3	$91.5
Dividend income	0.5	3.6
Other income	1.9	3.3
Total investment income	34.7	98.4

Expenses
Incentive fee	4.5	13.5
Management fee	5.0	13.7
Interest and other financing expenses	5.2	12.5
Professional fees	0.9	2.8
Administrative expenses	0.6	1.6
Other general and administrative expenses	0.5	1.3
Income tax expense	0.2	0.2
Total expenses	16.9	45.6
Less: expenses waived and reimbursed	(0.3)	(1.1)
Net expenses	16.6	44.5
Net investment income (“NII”)	18.1	53.9

Net realized gains on investments	0.6	8.1
Net change in unrealized (depreciation) appreciation of investments	(14.0)	(7.1)
Benefit (provision) for taxes	0.1	(0.3)
Capital gains incentive fee	2.7	(0.1)
Net increase in net assets resulting from operations	$7.4	$54.5

Adjusted NII per weighted average share	$0.35	$1.08

(1) For each respective line item presented, represents the total amount for the Company for the three and nine months ended September 30, 2014, which includes both income and expense line items allocated from New Mountain Finance Holdings, L.L.C. for January 1, 2014 through May 7, 2014 for the nine months ended September 30, 2014. Results for the nine months ended reflect Pro-forma adjusted NII, which includes an adjustment related to the NII impact (net of incentive fee) from a non-recurring YP, LLC distribution due to a change in tax estimate from the three months ended March 31, 2014.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.L.C

New Mountain Capital, L.L.C is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with more than $15.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
David M. Cordova, (212) 220-3546
Chief Financial Officer and Treasurer